Exhibit 23.5

[GELAAC LETTERHEAD]

December 7, 2005

GE Life and Annuity Assurance Company

6610 West Broad Street

Richmond, Virginia 23230

RE:	$5,000,000,000 SECURED NOTES REGISTRATION STATEMENT
ON FORM S-3 – – CONSENT TO REGISTRATION STATEMENT REFERENCE

This letter will serve as my consent to the reference in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) by GE Life and Annuity Assurance Company (“GELAAC”) on September 30, 2005, as amended by Amendment No. 1 to be filed with the Commission on December 8, 2005 (File No. 333-128718), to the legal opinion of Thomas E. Duffy, as General Counsel for GELAAC, regarding priority of claims with respect to funding agreements pursuant to Virginia Code Section 38.2-1509(B)(1).

Very truly yours,

Thomas E. Duffy

General Counsel

GE Life and Annuity Assurance Company